Exhibit 99.2

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION

Frontier Communications Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of said corporation, at a meeting of its members, adopted resolutions authorizing, declaring advisable and calling for a meeting of the stockholders of said corporation for consideration of, an amendment to paragraph (a) of the Fourth Article of said corporation’s Restated Certificate of Incorporation, as amended, so that, as so amended, said paragraph shall be and read as follows:

FOURTH: (a) “The total number of shares of stock which this corporation shall have authority to issue is one billion, eight hundred million (1,800,000,000) shares of which fifty million (50,000,000) shares shall be shares of Preferred Stock with a par value of one cent ($.01) each, amounting in aggregate to five hundred thousand dollars ($500,000), and one billion, seven hundred and fifty million (1,750,000,000) shares shall be shares of Common Stock, par value of twenty-five cents ($.25) each, amounting in the aggregate to four hundred and thirty seven million, five hundred thousand dollars ($437,500,000).”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of Restated Certificate of Incorporation shall become effective upon the filing of this Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of June, 2010.

FRONTIER COMMUNICATIONS CORPORATION

by	/s/ Hilary E. Glassman
Name: Hilary E. Glassman
Title: Senior Vice President, General Counsel and Secretary